Exhibit 23(h)(10)

                AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

                      GARTMORE MORLEY ENHANCED INCOME FUND
                     (formerly Morley Enhanced Income Fund)


     EXPENSE LIMITATION AGREEMENT, amended July 1, 2002 to the Agreement originally effective as of December 29, 1999, as amended March 5, 2001 to assign responsibilities under the Agreement, by and between GARTMORE MORLEY CAPITAL MANAGEMENT, INC. (formerly Morley Capital Management, Inc.) (the "Investment Adviser") and GARTMORE MUTUAL FUNDS (formerly Nationwide Mutual Funds) (the "Trust"), an Ohio business trust, on behalf of the Gartmore Morley Enhanced Income Fund (formerly Morley Enhanced Income Fund) (the "Fund").

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open end-diversified management company of the series type, and each Fund is a series of the Trust; and

     WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory Agreement (the "Advisory Agreement"), pursuant to which the Investment Adviser will render investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

     WHEREAS, the Trust and the Investment Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund would normally be subject during its start-up period.

     NOW, THEREFORE, the parties hereto agree as follows:

1.   Expense  Limitation.
     -------------------

     1.1. Applicable  Expense  Limit.  To the extent that the aggregate expenses
          --------------------------
of every character incurred by the Fund in any fiscal year, including but not limited to investment advisory fees of the Investment Adviser (but excluding interest, taxes, brokerage commissions, Rule 12b-1 fees, fees paid pursuant to an Administrative Services Plan, wrapper fee, premiums and expenses related to wrapper agreements for the Fund and other expenditures which are capitalized in accordance with generally accepted accounting principles and other extraordinary expenses not incurred in the ordinary course of the Fund's business) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section
1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Adviser.

     1.2. Operating  Expense  Limit.  The  Operating  Expense  Limit in any year
          -------------------------
shall be a percentage of the average daily net assets of each class of the Fund as described in Exhibit A, or


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such  other  rate  as  may  be  agreed to in writing by the parties. The parties hereby agree that the Operating Expenses Limit described in Exhibit A will not be increased before the date listed on Exhibit A.

     1.3  Method  of  Computation.  To  determine  the  Investment  Adviser's
          -----------------------
liability with respect to the Excess Amount, each month the Fund Operating Expenses shall be annualized as of the last day of the month for each class of a Fund. If the annualized Fund Operating Expenses for any month exceed the Operating Expense Limit, the Investment Adviser shall first waive or reduce its advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced advisory fee for any such month is insufficient to pay the Excess Amount, the Investment Adviser may also remit to a Fund an amount that, together with the waived or reduced advisory fee, is sufficient to pay such Excess Amount.

     1.4  Year-End  Adjustment.  If  necessary, on or before the last day of the
          --------------------
first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Investment Adviser to a Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.   Reimbursement of Fee Waivers and Expense Reimbursements.
     -------------------------------------------------------

     2.1  Reimbursement.  If  in  any fiscal year during which total Fund assets
          -------------
are greater than $100 million and in which the Investment Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses for the fiscal year are less than the Operating Expense Limit for that year, subject to quarterly approval by the Trust's Board of Trustees as provided in Section 2.2 below, the Investment Adviser shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of the advisory fees waived or reduced and other payments remitted by the Investment Adviser to the Fund pursuant to
Section 1 hereof. The total amount of reimbursement to which the Investment Adviser may be entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all advisory fees previously waived or reduced by the Investment
Adviser and all other payments remitted by the Investment Adviser to a Fund, pursuant to Section 1 hereof, during any of the previous five (5) fiscal years less any reimbursement previously paid by such Fund to the Investment Adviser, pursuant to Sections 2.2 or 2.3 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

     2.2  Board  Approval.  No  reimbursement  shall  be  paid to the Investment
          ---------------
Adviser pursuant to this provision in any fiscal year, unless the Trust's Board of Trustees has determined that the payment of such reimbursement is appropriate in light of the terms of the this Agreement. The Trust's Board of Trustees shall determine quarterly in advance whether any reimbursement may be paid to the Investment Adviser in such quarter.

     2.3  Method  of  Computation.  To  determine  a Fund's payments, if any, to
          -----------------------
reimburse the Investment Adviser for all or any portion of the Reimbursement Amount, each month the


                                        2
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Fund  Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month are less than the Operating Expense Limit, a Fund, only with the prior approval of the Board, shall pay to the Investment Adviser an amount sufficient to increase the annualized Fund Operating Expenses to an amount no greater than the Operating Expense Limit, provided that such amount paid to the Investment Adviser will in no event exceed the total Reimbursement Amount. If the annualized Fund Operating Expenses for a Fund are greater that the Operating Expense Limit for one or more months in a quarter and less the remaining month(s), the calculation described in this section will be made on a monthly basis and the net amount of the monthly calculations will be presented to the Board for approval.

     2.4  Year-End  Adjustment.  If  necessary, on or before the last day of the
          --------------------
first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.   Term  and  Termination  of  Agreement.
     -------------------------------------

     This Agreement shall continue in effect for the period listed on Exhibit A for any Fund covered by the Agreement and from year to year thereafter provided such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"), provided however, that the reimbursements described in Section 2 will not continue for more than five years after a Fund's commencement of operations. After the period listed on Exhibit A has passed, this Agreement may be terminated by the Investment Adviser, without payment of any penalty, upon 90 days' prior written notice to the other party at its principal place of business.

4.   Miscellaneous.
     -------------

     4.1  Captions.  The captions in this Agreement are included for convenience
          --------
of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2  Interpretation.  Nothing  herein  contained shall be deemed to require
          --------------
the Trust or a Fund to take any action contrary to the Trust's Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

     4.3  Definitions.  Any  question of interpretation of any term or provision
          -----------
of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                   GARTMORE MUTUAL FUNDS
                                   (formerly Nationwide Mutual Funds)


                                   By:    /s/ DINA A. TANTRA
                                   Name:  Dina A. Tantra
                                   Title: Assistant Secretary

                                   GARTMORE MORLEY CAPITAL MANAGEMENT, INC.
                                   (formerly Morley Capital Management, Inc.)


                                   By:    /s/ KEVIN S. CROSSETT
                                   Name:  Kevin S. Crossett
                                   Title: A.P. - Associate General Counsel


                                        4
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
                                    EXHIBIT A
                           to the Amended and Restated
                      Expense Limitation Agreement between
                              GARTMORE MUTUAL FUNDS
                                       and
                    GARTMORE MORLEY CAPITAL MANAGEMENT, INC.

                                December 29, 1999
                            (as amended July 1, 2002)

Name of Fund/Class                        Expense Limitation for Fund/Class*
------------------                        ----------------------------------
Gartmore Morley Enhanced Income Fund
  (formerly Morley Enhanced Income Fund)
    Service Class                                       0.45%
    Class A                                             0.45%
    Institutional Class                                 0.45%

---------------

*Effective until July 1, 2003. These expense limitations may be revised to decrease the limitations after the expiration of the agreed upon term, if mutually agreed upon by the parties. They may also be revised to increase the limitations at any time if mutually agreed upon by the parties.


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